UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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National Retail Properties, Inc.
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(Name of Registrant as Specified in Its Charter)

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NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348

March 23, 2016

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of National Retail Properties, Inc. (the “Company”) on May 19, 2016, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801. Our directors and officers look forward to greeting you personally. Enclosed for your review are the Proxy Card, Proxy Statement and Notice of Meeting for the Annual Meeting of Stockholders, which describe the business to be conducted at the meeting. The matters proposed for consideration at the meeting are:

1.    The election of seven directors;

2.    An advisory vote on executive compensation; and

3.    The ratification of the selection of our independent registered public accounting firm for 2016.

Whether you own a few or many shares of stock of the Company, it is important that your shares be represented. If you cannot personally attend the meeting, we encourage you to make certain you are represented at the meeting by signing and dating the accompanying proxy card and promptly returning it in the enclosed envelope. You may also vote either by telephone (1-800-690-6903) or on the Internet (http://www.proxyvote.com). Returning your proxy card, voting by telephone or voting on the Internet will not prevent you from voting in person, but will assure that your vote will be counted if you are unable to attend the meeting.

Sincerely,

/s/ Craig Macnab Craig Macnab Chief Executive Officer

NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2016

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of NATIONAL RETAIL PROPERTIES, INC. will be held at 8:30 a.m. local time, on May 19, 2016, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, for the following purposes:

1.    To elect seven directors;

2.    To have an advisory vote on executive compensation; and

3.    To ratify the selection of the independent registered public accounting firm for 2016.

We will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 21, 2016, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

Stockholders are cordially invited to attend the meeting in person. PLEASE VOTE, EVEN IF YOU PLAN TO ATTEND THE MEETING, BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD, BY TELEPHONE (1-800-690-6903) OR ON THE INTERNET (http://www.proxyvote.com) BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. If you decide to attend the meeting you may revoke your Proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors,

/s/ Christopher P. Tessitore Christopher P. Tessitore Executive Vice President, General Counsel, and Secretary

March 23, 2016
Orlando, Florida

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 19, 2016

Our Proxy Statement and our Annual Report to shareholders,
which includes our Annual Report on Form 10-K, are available at
www.nnnreit.com/proxyvote

NATIONAL RETAIL PROPERTIES, INC.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348

PROXY STATEMENT

General. This Proxy Statement is furnished by the Board of Directors of National Retail Properties, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 19, 2016, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on March 21, 2016 (the “Record Date”), will be entitled to vote. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to stockholders on or about March 30, 2016. The Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) will also be available on the Internet at www.nnnreit.com/proxyvote.

When we use the words “we,” “us,” “our” or “Company,” we are referring to National Retail Properties, Inc.

Voting/Revocation of Proxy. If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

If you are a registered stockholder, you may vote by telephone (1-800-690-6903), or electronically through the Internet (http://www.proxyvote.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR each of Proposals I, II, and III contained herein. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

Vote Required for Approval; Quorum. The nominees for director who receive a majority of the votes cast will be elected. If you indicate “withhold authority to vote” for a particular nominee by entering the number of any nominee (as designated on the proxy card) below the pertinent instruction on the proxy card, your vote will not count either for or against the nominee. As of the Record Date, 142,648,568 shares of the common stock of the Company (the “Common Stock”) were outstanding, of which 142,030,119 shares entitled the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the Record Date, our executive officers and directors had the power to vote approximately 0.70% of the outstanding shares of Common Stock. Our executive officers and directors have advised us that they intend to vote their shares of Common Stock FOR each of Proposals I, II, and III contained herein.

Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present and entitled to vote with respect to such matter. Broker non-votes with respect to the election of directors will have no effect on the outcome of the vote on that proposal.

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

Solicitation of Proxies. Solicitation of proxies will be primarily by mail. However, our directors and officers may also solicit proxies by telephone or telegram or in person. All of the expenses of soliciting proxies, including preparing, assembling, printing and mailing the materials used in the solicitation of proxies, will be paid by us. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons.

i

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

The persons named below have been nominated by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified.

In selecting the candidates to nominate for election as directors, the Board’s principal qualification is whether an individual has the ability to act in the best interests of the Company and its stockholders. In making such determination with respect to each nominee, the Board takes into account certain interpersonal skills, including leadership abilities, work ethic, business judgment, collegiality and communication skills, and believes that each nominee possesses the interpersonal skills necessary to act in the best interests of the Company and its stockholders. The Board also takes into account each person’s experience and management skills, the specifics of which are discussed in the table below. The table sets forth each nominee’s name, age, principal occupation or employment and directorships in other public corporations during at least the last five years, as well as the specific experience, qualifications, attributes and skills each nominee has acquired in such positions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE
NOMINEES DESCRIBED BELOW FOR ELECTION AS DIRECTORS.

Name and Age	Background

Don DeFosset, 67
Mr. DeFosset has served as a director of the Company since December 2008. Mr. DeFosset currently serves on the boards of directors for Regions Financial Corporation, ITT Corporation and Terex Corporation and also serves on the board of trustees for the University of Tampa. Mr. DeFosset retired in November 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset is a graduate of Purdue University, where he earned a Bachelor’s degree in Industrial Engineering. He received his MBA from Harvard Business School in 1974.

The Board believes, that in these positions, Mr. DeFosset has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. DeFosset should serve as a director for the Company.

David M. Fick, 58
Mr. Fick has served as a director of the Company since November 2010. Mr. Fick is a professional faculty member at the Johns Hopkins University Carey Business School where he teaches graduate-level Real Estate Finance, Capital Markets, and Investments. He is President of Nandua Oyster Company, an aquaculture business he founded in 2007. Mr. Fick served as Managing Director at Stifel Nicolaus & Company, a successor to Legg Mason Wood Walker. In that position he headed Real Estate Research and was an analyst covering real estate investment trusts (“REITs”) from 1997 to 2010. During this period he was also a member of the Legg Mason Real Estate Capital Investment Committee. Mr. Fick also served as Equity Vice President, Finance with Alex Brown Kleinwort Benson and LaSalle Partners from 1993 to 1995, and as Chief Financial Officer at Mills Corporation and Western Development Corporation from 1991 to 1994. Prior to that, he was a practicing CPA and consultant with a national accounting firm, specializing in the real estate industry. He is also a member of the International Council of Shopping Centers (“ICSC”), the National Association of Real Estate Investment Trusts (“NAREIT”), and the American Institute of Certified Public Accountants, and is a non-practicing Certified Public Accountant. Mr. Fick is also a member of the Virginia Eastern Shorekeeper board, and the Virginia Coastal Land Management Advisory Council.

The Board believes, that in these positions, Mr. Fick has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Fick should serve as a director for the Company.

Edward J. Fritsch, 57
Mr. Fritsch has served as a director of the Company since February 2012. Mr. Fritsch is President, Chief Executive Officer and Director of Highwoods Properties, Inc., a REIT publicly traded on the New York Stock Exchange. Joining Highwoods in 1982, Mr. Fritsch was a partner in the predecessor firm which launched its initial public offering in 1994. In 2004, Mr. Fritsch assumed the role of Chief Executive Officer. Mr. Fritsch is also a member of the Board of Governors of NAREIT and serves as chair of its executive committee, as well as a member of its governance committee. Mr. Fritsch is also a director and audit committee chair of Capital Associated Industries, Inc., a member of Wells Fargo's central regional advisory board, a member of the University of North Carolina at Chapel Hill Foundation Board, a director of the University of North Carolina at Chapel Hill Real Estate Holdings, a member of the University of North Carolina Kenan-Flagler's Business School board of visitors, and a member of Dix Park Conservancy Board.

The Board believes, that in these positions, Mr. Fritsch has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Fritsch should serve as a director for the Company.

Kevin B. Habicht, 57
Mr. Habicht has served as a director of the Company since June 2000, as Executive Vice President and Chief Financial Officer of the Company since December 1993 and as Treasurer of the Company since January 1998. Mr. Habicht served as Secretary of the Company from January 1998 to May 2003. Mr. Habicht is a Certified Public Accountant and a Chartered Financial Analyst.

The Board believes, that in these positions, Mr. Habicht has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Habicht should serve as a director for the Company.

Robert C. Legler, 72
Mr. Legler has served as a director of the Company since 2002. From 1973 until 1990, Mr. Legler was the chairman of privately-held First Marketing Corporation, which he founded and was then America’s largest publisher of custom newsletters serving nearly 500 clients in the commercial banking, brokerage, health care, cable television, travel, and retail industries. Upon the sale of the company to Reed (now Reed Elsiever) in 1990, Mr. Legler served as non-executive Chairman of the Board of First Marketing until his retirement in September 2000. Mr. Legler served as a director of Ligonier Ministries of Lake Mary, Florida for more than 20 years.

The Board believes, that in these positions, Mr. Legler has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Legler should serve as a director for the Company.

Craig Macnab, 60
Mr. Macnab has served as Chief Executive Officer of the Company since 2004 and as Chairman of the Board of Directors of the Company since February 2008. Mr. Macnab has served as a director of DDR Corp. from 2003 to May 2015. Mr. Macnab has been an independent director of Cadillac Fairview Corporation, a Canadian corporation, since 2011, and an independent director of American Tower Corporation since December 2014.

The Board believes, that in these positions, Mr. Macnab has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Macnab should serve as a director for the Company.

Sam L. Susser, 52
Mr. Susser has served as a director of the Company since November 10, 2015. Mr. Susser is currently President of Susser Investment Company, the general partner of Susser Holdings II, L.P., a private investment firm he founded in 1998. Mr. Susser led the growth of Susser Holdings Corporation, a Fortune 500 convenience store operator and motor fuel distributor, from 1988 until its sale to Energy Transfer Partners in August 2014, as Chairman of the Board since September 2013, as President and CEO since 1992, and as a director since 1988. Mr. Susser remained Chairman of the Board of Susser Petroleum Partners LP (now known as Sunoco LP), a publicly traded partnership created by Susser Holdings Corporation in September 2012, until May 2015. Mr. Susser's career began in the corporate finance division and the mergers and acquisitions group of Salomon Brothers, Inc., an investment bank, from 1985 through 1987. He received his BBA in Finance from the University of Texas at Austin.

The Board believes, that in these positions, Mr. Susser has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Susser should serve as a director for the Company.

In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend.

Corporate Governance

General. We are currently managed by a nine-member Board of Directors that consists of Messrs. DeFosset, Fick, Fritsch, Habicht, Lanier, Legler, Macnab, Martinez, and Susser, with Mr. Macnab serving as Chairman and Mr. Lanier serving as Lead Director. Until his death on February 28, 2016, Richard B. Jennings was also a member of our Board of Directors. Messrs. Lanier and Martinez have elected not to stand for re-election as directors at the 2016 annual meeting of shareholders. Therefore, the Board of Directors, upon the recommendation of the Governance and Nominating Committee, has elected Mr. Legler to serve as Lead Director following the 2016 annual meeting of shareholders.

The Board of Directors has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. Our corporate governance guidelines are available on our website at http://www.nnnreit.com.

Independence and Composition. Our corporate governance guidelines and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE listing standards, each require that a majority of the Board of Directors are “independent” directors, as that term is defined in the NYSE listing standards.

The Board of Directors has determined that Messrs. DeFosset, Fick, Fritsch, Lanier, Legler, Martinez, and Susser, representing a majority of the Board of Directors, qualify as independent directors (the “Independent Directors”) as that term is defined in the NYSE listing standards. The Board of Directors made its determination based on information furnished by all directors regarding their relationships with us and our affiliates and research conducted by management. In addition, the Board of Directors consulted with our external legal counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.

Leadership Structure. We have chosen Mr. Macnab to serve as both Chairman of the Board and Chief Executive Officer because we believe he will best serve the Company and its stockholders in that dual role. Mr. Macnab is intimately familiar with our business, history, industry and strategic plans and future objectives. We believe it is appropriate to keep Mr. Macnab in this combined role in order to provide consistent and strong leadership and direction. Further, we believe by serving as both our Chairman and Chief Executive Officer, Mr. Macnab will be better able to provide information to the rest of the Board in order to facilitate deliberations and the decision-making process. Our corporate governance guidelines provide that the Chairman may or may not be Chief Executive Officer of the Company, but specify that if the same individual is both the Chairman and Chief Executive Officer, then the Board will annually appoint an independent lead director or, in the absence of such appointment, the chairman of the Governance and Nominating Committee will serve as independent lead director. Mr. Lanier has been appointed the independent lead director of the Board. In such role, Mr. Lanier presides as chairman when the Board meets in executive session and he serves as the interface between the Board and the Chief Executive Officer in communicating matters discussed during the executive session. Mr. Lanier, in his role as lead director, reviews and approves Board meeting schedules, agendas, and information provided to the Board.

Risk Oversight. Our management is responsible for managing the day-to-day risks associated with our business. The Board of Directors, however, is elected to provide effective oversight of our affairs for the benefit of our stockholders, and among its primary responsibilities, in accordance with our corporate governance guidelines, is overseeing management in the competent and ethical operation of the Company, reviewing and approving our business plans and corporate strategies, and adopting and evaluating policies of corporate and ethical conduct and governance. Implicit in these duties is risk oversight, the primary responsibility of which has been delegated to the Board’s Audit Committee. The Audit Committee reviews with management annually, or more frequently as the Audit Committee deems necessary, our significant risks or exposures and discusses guidelines and policies to govern this process and assesses steps that management has taken to minimize such risks to the Company.

While the primary responsibility has been delegated to the Audit Committee, the Governance and Nominating Committee and the Compensation Committee consider risks within their area of responsibility. Further, each director may consult with management at any time and is encouraged to discuss with management any questions such director may have.

With respect to risks related to compensation matters, our management, together with the Compensation Committee, reviewed our compensation policies and practices for our employees in order to determine whether they are reasonably likely to have a material adverse effect on the Company. We believe that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect based on the following factors:

•
the Compensation Committee consists solely of independent non-employee directors, and the Compensation Committee has engaged an independent, external compensation consultant to assist with creating the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•
the Compensation Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, the Compensation Committee believes that restricted stock provides a better incentive and alignment of interest than stock options;

•	restricted stock grants are intended to provide our named executive officers with a significant interest in the long-term performance of our stock;

•	restricted stock awards are subject to forfeiture upon certain employment termination events;

•
performance-contingent restricted stock grants tied to our three-year total shareholder returns relative to a broad REIT peer group further focus our executive officers on long-term shareholder value creation;

•	bonus awards to our executive officers are reduced if balance sheet leverage exceeds levels previously approved by the Compensation Committee;

•	we have adopted a stock ownership policy for our executive officers and members of our Board which requires all directors and executive officers to own meaningful levels of Company stock;

•
we have adopted an insider trading policy which prohibits, among other things, trading of Company securities on a short-term basis, buying puts or calls on Company securities, short sales of Company securities, and other certain activities. We have also adopted an anti-hedging policy for directors and executive officers which prohibits all hedging activities, including, buying, selling or trading in options or other derivative securities based on Company securities;

•
we have adopted a pledging limitation policy for our directors and executive officers which restricts directors and executive officers from pledging shares of the Company and holding of shares of the Company in margin accounts. Directors and executive officers of the Company may pledge shares or hold shares in a margin account so long as all of the following policy requirements are met: (i) prior to pledging shares or holding shares in a margin account such director or executive officer shall notify the Chief Financial Officer, (ii) in no event shall such director or executive officer pledge more than 25% of the total vested common stock of the Company owned by such director or executive officer, (iii) in no event shall any pledged shares be counted as shares owned by such director or executive officer for purposes of complying with the Company's minimum stock ownership requirements, and (iv) in no event shall any proposed pledging of shares result in such director or executive officer falling below the minimum stock ownership requirements;

•
we have adopted a clawback policy for our executive officers which allows the Board to recover certain incentive compensation if the Company has a material restatement of financial results, as a result of such restatement the incentive compensation would not have been earned, and the executive officer engaged in fraud or other intentional misconduct;

•	none of our employees are paid commission compensation;

•	bonus and incentive awards to our employees eligible for bonus awards are capped; and

•	we base executive compensation on several critical success factors.

Given these factors, we believe we have mitigated potential short-term excessive risk-taking and aligned compensation with increasing long-term shareholder value.

Meetings and Attendance. The Board of Directors met six times in the fiscal year ended December 31, 2015. Each of the nominees serving on the Board of Directors in 2015 attended 100% of the meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors on which he served. Our corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board meetings on a consistent basis. All of our directors were in attendance for the 2015 annual meeting of the Company’s stockholders. In addition, non-management members of the Board of Directors met in executive session four times in the fiscal year ended December 31, 2015. These sessions were presided over by Mr. Lanier in his capacity as Lead Director.

Interested Party Communications. The Board of Directors has adopted a process whereby stockholders and other interested parties can send communications to our directors. Anyone wishing to communicate directly with one or more directors may do so in writing addressed to the director or directors, c/o National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, attention: Secretary of the Company. All correspondence will be reviewed by the Secretary of the Company and forwarded directly to the addressee so long as, in the Secretary’s discretion, such correspondence is reasonably related to protecting or promoting legitimate interests of interested parties or the reliability of the financial markets.

Audit Committee

General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. Among the duties, powers and responsibilities of the Audit Committee as provided in its charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of independent registered public accounting firms;

•	reviews with the independent registered public accounting firm the plans and results of the audit engagement;

•	pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm;

•	reviews the independence of the independent registered public accounting firm;

•	reviews the adequacy and effectiveness of our internal control over financial reporting; and

•	reviews accounting, auditing and financial reporting matters with our independent registered public accounting firm and management.

Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder (the “Exchange Act”), and the NYSE listing standards.

The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Audit Committee are “independent,” as that term is defined in the NYSE listing standards and as required by the Exchange Act, and meet all audit committee composition requirements of the Exchange Act and the NYSE listing standards, and that each of Messrs. Fick, Lanier, and Susser qualifies as an “audit committee financial expert” as that term is defined in the Exchange Act.

Meetings. The Audit Committee met eight times in the fiscal year ended December 31, 2015. Between January 1, 2015, and November 9, 2015, Messrs. Fick, Fritsch, Jennings, Lanier and Martinez were the members of the Audit Committee, with Mr. Jennings serving as Chairman. Following November 9, 2015, and until Mr. Jennings' death on February 28, 2016, the Audit Committee consisted of Messrs. Fick, Fritsch, Jennings, Lanier, Martinez, and Susser, with Mr. Jennings serving as Chairman. Following Mr. Jennings' death, Mr. Fick was elected to serve as Chairman.

Governance and Nominating Committee

General. The Board of Directors has established a Governance and Nominating Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. As provided in the Governance and Nominating Committee charter, the Governance and Nominating Committee:

•
identifies and recommends to the Board of Directors individuals to stand for election and re-election to the Board of Directors at our annual meeting of stockholders and to fill vacancies that may arise from time to time;

•
develops and makes recommendations to the Board of Directors for the creation and ongoing review and revision of a set of effective corporate governance principles that promote our competent and ethical operation and a policy governing ethical business conduct of our employees and Directors; and

•	makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.

Selection of Director Nominees. Our corporate governance guidelines provide that the Governance and Nominating Committee will endeavor to identify individuals to serve on the Board of Directors who have expertise that is useful to us and complimentary to the background, skills and experience of other Board members. The Governance and Nominating Committee’s assessment of the composition of the Board of Directors includes (a) skills – business and management experience, real estate experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) character - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - diversity, age and public company experience. The Governance and Nominating Committee measures its composition by taking into account the entirety of the Board and the criteria listed above rather than having any representational directors. While we do not have a formal policy on diversity, the Governance and Nominating Committee assesses its effectiveness in accounting for diversity, along with the other factors taken into account to identify director nominees, when it annually evaluates the performance of the Board and each director and periodically reviews the Company’s corporate governance guidelines. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Governance and Nominating Committee and approved by the Board of Directors for inclusion on the attached proxy card.

The Governance and Nominating Committee also considers director nominees recommended by stockholders. See the section of this proxy statement entitled “PROPOSALS FOR NEXT ANNUAL MEETING” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

Independence and Composition. The NYSE listing standards require that the Governance and Nominating Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Governance and Nominating Committee are “independent” as that term is defined in the NYSE listing standards.

Meetings. The Governance and Nominating Committee met four times in the fiscal year ended December 31, 2015. During fiscal year 2015 and until Mr. Jennings' death on February 28, 2016, Messrs. DeFosset, Jennings and Legler were the members of the Governance and Nominating Committee, with Mr. DeFosset serving as Chairman.

Compensation Committee

General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com.

Processes and Procedures for Executive and Director Compensation Determinations

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Role of Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to approving and evaluating compensation plans, policies and programs for our executive officers and directors and approving all awards to any executive officer, director or associate under our equity incentive plans. The Compensation Committee also serves as the administrator of our 2007 Performance Incentive Plan.

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Role of Management in Compensation Determinations. The Compensation Committee considers the recommendations of our Chief Executive Officer when determining the base salary and incentive performance compensation levels of the other executive officers. Similarly, the Compensation Committee also considers the recommendations of our Chief Executive Officer when setting specific Company and individual incentive performance targets. In addition, officers may be invited to attend committee meetings. Management generally does not have a role in the setting of director compensation.

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Role of Compensation Consultants. The Compensation Committee has the authority, in its sole discretion, to engage compensation consultants as needed or desired to assist the Compensation Committee in researching and evaluating executive officer and director compensation programs. Since 2012, the Compensation Committee has retained Pearl Meyer & Partners, an independent compensation consulting firm (“Pearl Meyer”), to assist the Compensation Committee in reviewing and evaluating the Company’s executive and non-employee director compensation programs. The use of independent third-party consultants provides additional assurance that our executive compensation programs are reasonable, consistent with Company objectives, and competitive with executive compensation for companies in our peer group. Pearl Meyer reports directly to the Compensation Committee, provides no other services to the Company, and regularly participates in committee meetings. The Compensation Committee assessed the independence of Pearl Meyer pursuant to the applicable SEC rules and concluded no conflict of interest exists that would prevent Pearl Meyer from serving as an independent advisor to the Committee.

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Delegation of Authority by the Committee. The Committee may delegate its authority to make and administer awards under our equity incentive plans to another committee of the Board of Directors or, except for awards to individuals subject to Section 16 of the Exchange Act, to one or more of our officers. On an annual basis, the Committee typically authorizes a limited number of shares of restricted stock to be awarded by our Chief Executive Officer to such of our non-executive associates as he determines, in consultation with our other executive officers.

Our executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”

Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Compensation Committee are “independent” as that term is defined in the NYSE listing standards.

Meetings. The Compensation Committee met four times in the fiscal year ended December 31, 2015. During fiscal year 2015 and as of February 17, 2016, Messrs. DeFosset, Fick, Fritsch, Legler and Martinez were the members of the Compensation Committee, with Mr. Legler serving as Chairman.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was previously an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any member of the Compensation Committee is employed.

Director Compensation

The following table shows the compensation paid to our non-employee directors during fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Don DeFosset	$53,500	$132,000	--	--	--	--	$185,500
David M. Fick(2)	$83,500	$99,000	--	--	--	--	$182,500
Edward J. Fritsch	-	$182,500	--	--	--	--	$182,500
Richard B. Jennings	$96,000	$99,000	--	--	--	--	$195,000
Ted B. Lanier	$43,000	$165,000	--	--	--	--	$208,000
Robert C. Legler(2)	$23,000	$165,000	--	--	--	--	$188,000
Robert Martinez	$83,500	$99,000	--	--	--	--	$182,500
Sam L. Susser	$20,500	$27,000	--	--	--	--	$47,500
__________

(1)
The awards shown in column (c) represent annual grants made to directors of the Company. The amounts represent the grant date fair value with respect to the fiscal year in accordance with FASB ASC Topic 718.

(2)
The cash fees and stock awards earned by Mr. Legler, as well as the stock awards earned by Mr. Fick, are deferred into shares of our common stock under our Deferred Fee Plan, which is described in greater detail below.

The Company only compensates non-employee directors for services provided as directors of the Company. Following a study by Pearl Meyer which found that total compensation levels for our directors were below the median of industry peers (as identified in “Executive Compensation-Compensation Discussion and Analysis-Benchmarking”),

effective July 1, 2015, board compensation was set at $180,000 per year, payable in quarterly increments. Non-employee directors may elect to receive up to $72,000 of their annual compensation in the form of cash, with the remainder paid in shares of the Company’s Common Stock. Additionally, the Lead Director, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee receive $36,000, $25,000, $18,000 and $13,000, respectively. Additionally, each non-chair member of the Audit Committee, Compensation Committee and Governance and Nominating Committee receives $10,000, $7,500, and $5,000, respectively.

Pursuant to our corporate governance guidelines, each of our non-employee directors is required to own our Common Stock equivalent to three times the annual board compensation within five years of becoming a board member. The Compensation Committee reviews progress toward meeting these ownership requirements annually, and each of the nominees that have served on the Board of Directors for the requisite number of years exceed the ownership requirements.

A Deferred Fee Plan was established by the Company for the benefit of its directors and their beneficiaries. A director may elect to defer all or part of his or her director’s fees to be earned in any calendar year by filing a deferred fee agreement with the Company no later than December 15 of the previous year. A director has the option to have deferred fees paid in cash, in shares of Common Stock or in a combination of cash and Common Stock. If the director elects to have the deferred fees paid in stock, the number of shares allocated to the director’s stock account is determined based on the market value of the Common Stock on the day the deferred director’s fees were earned. A director is entitled to receive the vested portion of the amounts credited to his or her deferred fee account on the earlier of the occurrence of a change of control or the time specified in such director’s fee agreement. The Deferred Fee Plan was amended by the Compensation Committee on May 30, 2008, for compliance purposes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The following table sets forth fees deferred into shares of Common Stock by directors under the Deferred Fee Plan.

	Number of Shares Credited to Deferred Fee Account
Name	2015	Total
Don DeFosset	1,109	26,295
David M. Fick	3,258	18,677
Richard B. Jennings	1,684	39,918
Robert C. Legler	8,115	81,216
Robert Martinez	1,844	43,717

Total	16,010	209,823

Code of Business Conduct and Insider Trading Policy

Our directors, as well as our officers and employees, are also governed by our code of business conduct. Our code of business conduct is available on our website at http://www.nnnreit.com. Amendments to, or waivers from, a provision of the code of business conduct that applies to our directors, executive officers or employees will be posted to our website within four business days following the date of such amendment or waiver.

Executive Officers

Our executive officers are listed below.

Name	Position

Craig Macnab	Chief Executive Officer
Julian E. Whitehurst	President and Chief Operating Officer
Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Paul E. Bayer	Executive Vice President and Chief Investment Officer
Christopher P. Tessitore	Executive Vice President, General Counsel and Secretary
Stephen A. Horn, Jr.	Executive Vice President and Chief Acquisition Officer

The backgrounds for Messrs. Whitehurst, Bayer, Tessitore and Horn are set forth below. The backgrounds of Messrs. Macnab and Habicht are described above at “PROPOSAL I - ELECTION OF DIRECTORS - Nominees.”

Julian E. Whitehurst, age 58, has served as President of the Company since May 2006 and as Chief Operating Officer of the Company since June 2004. He also previously served as Executive Vice President of the Company from February 2003 to May 2006, as Secretary of the Company from May 2003 to May 2006 and previously served as General Counsel from 2003 to 2006. Prior to February 2003, Mr. Whitehurst was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. He is a member of ICSC and NAREIT, and serves on the board of trustees and on the executive committee of Lake Highland Preparatory School.

Paul E. Bayer, age 54, has served as Executive Vice President of the Company since January 2007 and as Chief Investment Officer since June 2010. He also previously served as Senior Vice President of the Company from September 2005 to December 2006. From September 1999 through September 2005, he served as Vice President of Leasing of the Company. Prior to September 1999, Mr. Bayer was a leasing agent at J. Donegan Company from 1994 through 1999. Mr. Bayer also previously served as a leasing agent for Combined Properties from 1992 until 1993 and as a marketing principal at Trammell Crow Company from 1988 until 1991. He is a member of ICSC.

Christopher P. Tessitore, age 48, has served as Executive Vice President of the Company since January 2007, as General Counsel since February 2006 and as Secretary since May 2006. He also previously served as Senior Vice President and Assistant General Counsel of the Company from 2005 to 2006. Prior to March 2005, Mr. Tessitore was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., where he specialized in real estate acquisition, development and finance, as well as general business law. Mr. Tessitore serves on the board of directors of Elevate Orlando. Mr. Tessitore previously served as the lead director and on the executive committee of BETA Center, Inc., and is a current member of the Advisory Board. He is a member of ICSC, NAREIT, and the Association of Corporate Counsel.

Stephen A. Horn, Jr., age 44, has served as Executive Vice President and Chief Acquisition Officer of the Company since January 2, 2014. He also previously served as Senior Vice President of Acquisitions for the Company from June 2008 to December 2013, and as Vice President of Acquisitions of the Company from 2003 to 2008. Prior to 2003, Mr. Horn worked in the mergers and acquisitions group at A.G. Edwards & Sons in St. Louis, MO. He is a member of ICSC.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company incorporated it by specific reference.

Management is responsible for the Company’s financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter, a copy of which is available on our website at http://www.nnnreit.com. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee.

Review and Discussions with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 16, issues regarding accounting and auditing principles and practices, and the adequacy of internal control over financial reporting that could significantly affect the Company’s financial statements.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

AUDIT COMMITTEE

David M. Fick, Chairman
Edward J. Fritsch
Ted B. Lanier
Robert Martinez
Sam L. Susser

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We design our executive compensation program in order to maintain our ability to attract and retain talented and experienced executive officers. Our Compensation Committee (for purposes of this discussion, the "Committee") seeks to provide compensation that is not only competitive relative to our peer group, but also structured so as to align our executives’ short-term and long-term interests with the interests of our stockholders. Accordingly, the Committee seeks to incentivize our executive officers and emphasize pay-for-performance by basing a significant portion of compensation on achievement of critical success factors. The primary elements of our total compensation program for our named executive officers ("NEOs") include base salary, annual cash incentives and long-term equity-based incentives. We have designed a compensation program that makes a substantial percentage of executive pay variable, subject to increase and decrease based on actual versus planned corporate performance and total shareholder returns relative to our peers. In addition, executive officers are subject to market competitive stock ownership guidelines.

Executive Compensation Program. In 2015, the Committee approved annual incentive awards and long-term incentive awards. Annual incentives are tied to the achievement of performance goals based on our funds from operation (“FFO”) per share, excluding any impairments, and are subject to downward adjustment if our debt leverage ratio exceeds a cap established by the board. For 2015, the Committee approved long-term incentive compensation through grants of the following: (i) service-based restricted stock vesting ratably over four years, and (ii) performance-based restricted stock awards, the vesting of which is tied to the three-year relative total shareholder return of the Company compared to a broad group of REIT companies as of December 31, 2017.

Restricted Stock. Restricted stock grants are intended to provide our NEOs with a significant interest in the long-term performance of our stock. The Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, we believe that restricted stock provides a better incentive and alignment of interest than stock options. The Committee has determined that our desired compensation objectives are better achieved by awarding restricted stock. The Company did not issue any stock options to its executive officers in 2015, and there are no outstanding stock options. Consistent with our pay for performance philosophy, half of the target long-term incentive award opportunity for our NEOs is provided in the form of performance-contingent restricted stock grants.

2015 Business Results. The following are some of the highlights of our business results in 2015:

•	Generated recurring FFO per share of $2.22 per share and Adjusted FFO of $2.27 per share, reflecting an increase of 6.7% and 7.1%, respectively;

•Dividends increased to $1.71 per share marking the 26th consecutive year of annual dividend increases;

•Invested $726.3 million in 221 properties at a projected 7.2% initial cash return on assets;

•Sold 19 properties for $39.1 million;

•Balance sheet leverage and portfolio property occupancy remained at sector leading levels; and

•	Delivered annualized total return to shareholders of 6.4%, 13.8% and 14.2% for the past one, three and five years ending December 31, 2015.

The common stock of the Company currently is traded on the NYSE under the symbol “NNN.” Set forth below is a line graph comparing the cumulative total stockholder return on NNN’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the FTSE National Association of Real Estate Investment Trusts Equity Index (“NAREIT”) and the S&P 500 Index (“S&P”) for the five-year period commencing December 31, 2010, and ending December 31, 2015. The graph assumes an investment of $100 on December 31, 2010.

Comparison to Five-Year Cumulative Total Return

Set forth below is a line graph comparing the cumulative total stockholder return on NNN’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the FTSE National Association of Real Estate Investment Trusts Equity Index (“NAREIT”) and the S&P 500 Index (“S&P”) for the 10-year period commencing December 31, 2005 and ending December 31, 2015. The graph assumes an investment of $100 on December 31, 2005.

Comparison to Ten-Year Cumulative Total Return

2015 Compensation Highlights. The following are some of the highlights related to the 2015 compensation of our executive officers:

•	The Committee approved base salary increases averaging 3.6% and ranging from 2.0% to 6.0% to bring all NEOs' base salaries in line with peer group 50th percentile (or "median") base salaries;

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The Committee approved annual cash incentive award opportunities for NEOs, based on position, with potential awards ranging from 55% to 75% for “threshold” performance, 110% to 150% for "target" performance, and 165% to 225% for “maximum” performance, expressed as a percentage of each executive’s base salary, with any earned awards, subject to downward adjustment of up to 20% of the funded award levels if our leverage exceeded the 57.5% cap established by the board for 2015;

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Based on our FFO (excluding impairments) per share results, which exceeded maximum performance goals, the Committee approved payment of annual cash incentive compensation for 2015 at maximum award levels, ranging from 150% to 225% of each executive officer’s base salary;

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The Committee approved total long-term incentive award opportunities for NEOs, based on position and maximum performance results, for the three-year period ending December 31, 2017, ranging from 160% to 315% of each executive’s base salary, if any;

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The Committee engaged Pearl Meyer as an independent third-party compensation consultant in order to assist in the development and evaluation of the executive compensation program. Pearl Meyer was not engaged for any non-compensation related services; and

•	The Committee concluded that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect on the Company.

2015 Say on Pay Voting Results

In 2015, we submitted our executive compensation program to an advisory vote of our shareholders (also known as “Say on Pay”). Approximately 96.0% of voting shareholders at the 2015 annual meeting approved our executive compensation program. The Committee considered such strong shareholder support as an endorsement of the Company’s executive compensation program and policies and the Committee intends to continue the pay-for-performance program that is currently in place. The Committee values the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions.

Objectives of Compensation Program

We believe our success is largely attributable to the talent and dedication of our employees (whom we refer to as associates) and to the management and leadership efforts of our executive officers. Our goal is to establish a compensation program that will attract and retain talented corporate officers, motivate them to perform to their fullest potential, and align their long-term interests with the interests of our stockholders.

What Our Compensation Program is Designed to Reward and Other Policies

We believe that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving stockholder value. Our Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior executive officers and that compensation provided to our executive officers is appropriately aligned with performance and remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In making compensation decisions, the Committee considers the compensation practices and financial performance of REIT and other industry participants and from time to time receives assessments and advice regarding compensation practices from third party compensation consultants. In evaluating performance, the Committee considers quantitative and qualitative improvement in factors such as FFO per share based metrics, capital structure, absolute and relative stockholder returns, individual performance, and contribution to corporate goals and objectives. Additionally, the Committee takes into account our general performance, the executive officer’s past performance, the executive officer’s anticipated performance and contribution to our achievement of our long-term goals, and the position, level and scope of the executive officer’s responsibility.

We believe that our compensation program for executive officers, which includes the use of performance-based and service-based restricted stock awards, results in a significant alignment of interest between these individuals and our stockholders. Under our corporate governance guidelines, within five years of becoming a Covered Person, as defined by the Committee, executive officers are required to own our Common Stock (including restricted stock) equal to a minimum of five times the annual base salary for CEO and three times their annual base salary for all other executive officers. The Committee reviews progress toward meeting these guidelines annually and each executive officer exceeds the stock ownership guidelines. In addition, beginning with all restricted stock grants in 2010, and continuing with all subsequent restricted stock grants, the Committee eliminated tax gross ups on all such grants for all executive officers and does not intend to provide tax gross ups on any future restricted stock grants. Additionally, we have adopted a clawback policy for our executive officers which allows the Board to recover certain incentive compensation if the Company has a material restatement of financial results, as a result of such restatement the incentive compensation would not have been earned, and the executive officer engaged in fraud or other intentional misconduct.

Accounting and Tax Considerations

We have selected compensation elements that help us achieve the objectives of our compensation program and not because of preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the accounting impact of the compensation expense of each compensation element. In addition, Section 162(m) of the Code provides that public companies cannot deduct for federal income tax purposes non-performance-based compensation paid to certain NEOs in excess of $1.0 million per year. While we have not adopted a policy requiring that all compensation be deductible and expect that we may pay compensation that is not deductible when necessary to achieve our compensation objectives, we consider the consequences of Section 162(m). Under our 2007 Performance Incentive Plan, a portion of our restricted stock awards are intended to be performance-based grants that are exempt from the deduction limits of Section 162(m).

Benchmarking

In 2015, the Committee, with the assistance of Pearl Meyer, determined that our Peer Group included CBL & Associates Properties, EPR Properties, Equity One, Inc., Federal Realty Investment Trust, Omega Healthcare Investors, Realty Income Corporation, Regency Centers Corporation, Retail Properties of America, Spirit Realty Capital, Tanger Factory Outlet Centers, Taubman Centers, Inc., W.P. Carey, Inc., and Weingarten Realty Investment Trust (collectively, the “Peer Group”).

		Total Assets LFQ ($mm)	Equity Market Cap as of 12/31/2015 ($mm)	Enterprise Value as of 12/31/2015 ($mm)	TSR (%) as of 12/31/2015
Company	GICS Industry Description				1-Yr	3-Yr	5-Yr
CBL & Associates Properties Inc.	Retail REITs	$6,480	$2,109	$7,056	(32)%	(12)%	-2%
EPR Properties	Specialized REITs	$4,201	$3,493	$5,531	8%	15%	12%
Equity One Inc.	Retail REITs	$3,309	$3,516	$4,987	11%	13%	13%
Federal Realty Investment Trust	Retail REITs	$4,912	$10,143	$12,913	12%	15%	17%
Omega Healthcare Investors Inc.	Healthcare REITs	$8,593	$6,543	$11,138	(5)%	20%	17%
Realty Income Corporation	Retail REITs	$11,739	$12,893	$18,564	13%	14%	14%
Regency Centers Corporation	Retail REITs	$4,171	$6,414	$8,790	10%	17%	14%
Retail Properties of America, Inc.	Retail REITs	$4,804	$3,504	$5,699	(7)%	12%	—
Spirit Realty Capital, Inc.	Diversified REITs	$7,892	$4,423	$8,401	(10)%	—	—
Tanger Factory Outlet Centers Inc.	Retail REITs	$2,327	$3,098	$4,646	(8)%	1%	8%
Taubman Centers, Inc.	Retail REITs	$3,495	$4,621	$6,972	4%	4%	13%
W. P. Carey Inc.	Diversified REITs	$8,888	$6,160	$10,728	(10)%	10%	20%
Weingarten Realty Investors	Retail REITs	$3,895	$4,286	$6,542	3%	14%	13%
	75th Percentile	$7,892	$6,414	$10,728	10%	15%	15%
	Median	$4,804	$4,423	$7,056	3%	13%	13%
	25th Percentile	$3,895	$3,504	$5,699	(8)%	9%	12%
National Retail Properties, Inc.	Retail REITs	$5,349	$5,453	$8,049	6%	14%	14%
Percentile		61	63	56	63	54	69
Data Source: S&P Capital IQ

In 2015, Retail Properties of America and Spirit Realty Capital were added, and Acadia Realty Trust, BioMed Realty Trust and Lexington Realty Trust were removed, from the Peer Group in order to better reflect the retail property character of our portfolio. The Peer Group consists of 13 publicly-traded REITs operating across a variety of property sectors, with a primary focus on the retail sector, recognizing that the Company competes with REITs across all property sectors for capital and executive talent. Relative to the Peer Group, the Company’s total assets and equity market capitalization are between the Peer Group 50th and 75th percentiles. In determining 2015 pay opportunities for executive officers, the Committee considered the compensation of our executive officers as compared to the compensation of executive officers of companies in our Peer Group. Pearl Meyer provided the Committee with a detailed analysis of the compensation of our executive officers as compared to the executive officers of companies in our Peer Group, with the overall objective of providing target total pay opportunities comparable to those provided by industry peers, and actual pay that is directionally aligned with performance relative to peers. For the past one, three, five, and ten years ending December 31, 2015, our total return to shareholders was above the median total return of the Peer Group.

We believe that our compensation, benchmarked against our Peer Group, provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and encourages executive recruitment and retention. The Committee compared base salary and total compensation for our executive officers against the Peer Group, generally focusing on targeting total pay opportunities between the 50th and 75th percentiles in recognition of the Company’s use of stretch performance goals. Compared with the Peer Group, 2015 base salaries for each of our NEOs were comparable with that of the Peer Group median. Cash compensation for each of our NEOs, comprised of base salary and “target” annual cash incentive bonus, was in line with the Peer Group median. Total "target" compensation for our NEOs, including base salary, “target” cash bonus and “target” equity incentive awards, ranged between the 50th and 75th percentiles of the Peer Group median, and in the aggregate was equal to 103% of the Peer Group median.

2015 Executive Compensation Components and How They Relate to Our Objectives

For the fiscal year ended December 31, 2015, base salary, annual cash incentives, cash bonus, and long-term equity-based incentives were the principal components of compensation for the NEOs. Executives also receive certain benefits and other perquisites. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention. Total “target” compensation mix for NEOs was 22% base salary, 24% cash incentive bonus and 51% long-term incentive compensation which is comparable with the Peer Group 50th percentile target compensation mix.

The differences in the amounts of compensation awarded to the NEOs are primarily a result of comparing each executive's compensation against corresponding market values for industry peers and giving consideration to differences in position and responsibilities among the Company’s NEOs. The responsibilities for each named executive officer are as follows: (i) Mr. Macnab, our Chairman and Chief Executive Officer, is responsible for developing, defining, implementing and executing the Company’s corporate strategy, policies, mission, philosophy, goals and objectives; (ii) Mr. Whitehurst, our President and Chief Operating Officer, is responsible for overseeing the day-to-day operations of the Company including its acquisitions, dispositions, development, property management, underwriting, structured finance, human resources, and legal departments; (iii) Mr. Habicht, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, is responsible for overseeing all capital, financial reporting, tax, information technology and corporate communication matters of the Company and assisting the corporate secretary with his duties; (iv) Mr. Bayer, our Executive Vice President and Chief Investment Officer, is responsible for overseeing the leasing, asset management, due diligence and underwriting groups of the Company; and (v) Mr. Tessitore, our Executive Vice President, General Counsel and Secretary, is responsible for overseeing all legal matters involving the Company, all insurance matters, certain risk management matters, and maintaining corporate minutes for board, committee, stockholder and other meetings. Our Committee believes that the different levels of compensation provided to the NEOs are commensurate to the responsibilities of each executive.

Base Salary

The Committee sets and adjusts the base salaries of our NEOs based on the qualifications, experience, scope of responsibilities and past performance of each executive, the practices of and salaries awarded by our Peer Group, and other factors deemed appropriate by the Committee. The base salary of each named executive officer has been below the Peer Group median in recent years. Based on these criteria and consistent with the Committee’s plan to make base salaries more comparable to the median base salaries of the Peer Group, the Committee approved 2015 base salary increases for our NEOs ranging from 2.0% to 6.0% (3.6% weighted average). After these increases, 2015 base salaries for NEOs were comparable with median levels for the Peer Group, ranging from 94% to 102% of median levels.

Annual Incentive Compensation

Cash Incentive Bonus. We believe that a significant portion of each NEO's total compensation should be provided in the form of incentive compensation. For 2015, the Committee approved annual cash incentive bonus opportunities based upon per share profitability tempered with potential reductions in bonus amounts if balance sheet leverage rose above 50%. Profitability was based on FFO per share, excluding impairments, and ranged from $2.08 per share for “threshold” performance to $2.16 per share for “target” level performance to $2.22 per share for “maximum” performance. Each NEO's bonus opportunity for threshold, target and maximum performance is set forth in the table below. Straight line interpolation is used to determine awards for results in between performance levels. The Committee reserved the right, in its sole discretion, to review and further modify the executive compensation program.

	2015 Annual Cash Incentive Bonus Opportunity (as % of Base Salary)
Position	Threshold	Target	Maximum	2015 Actual
Chairman & Chief Executive Officer	75.0%	150%	225.0%	225.0%
President & Chief Operating Officer	57.5%	115%	172.5%	172.5%
EVP, CFO, Asst Secretary, & Treasurer	57.5%	115%	172.5%	172.5%
EVP & Chief Investment Officer	55.0%	110%	165.0%	165.0%
EVP & General Counsel	55.0%	110%	165.0%	165.0%

Executive officers receiving a cash incentive bonus may elect to have such bonus paid in cash or in stock of the Company. If an NEO elects to have the cash incentive bonus paid in stock, the NEO is entitled to receive restricted stock in an amount equal to 125% of the cash incentive bonus, vesting on the third anniversary from grant date based on continued service.

Based on our actual 2015 FFO per share results of $2.22 per share (excluding impairments), which exceeded maximum performance goals, the Committee approved annual cash incentive bonus awards for NEOs ranging from 165% to 225% of base salary. Additionally, the Committee determined that these payments were consistent with the strong performance of the executive management team. These cash incentive awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Incentive Compensation

For 2015, the Committee approved long-term incentive compensation opportunities for executive officers provided through an equally weighted mix of performance-based restricted stock and service-based restricted stock. Total target award opportunities for NEOs ranged from 160% to 315% of base salary, varying by position, as set forth in the table below.

	2015 Target Long-Term Incentive Award Opportunity (as % of Salary)
Position	Performance Restricted Shares	Service Restricted Shares	Total Target Award
Chairman & Chief Executive Officer	157.5%	157.5%	315%
President & Chief Operating Officer	120%	120%	240%
EVP, CFO, Assistant Secretary, & Treasurer	100%	100%	200%
EVP & Chief Investment Officer	80%	80%	160%
EVP & General Counsel	80%	80%	160%

Service-based restricted stock vests annually over a four-year period to enhance retention and promote long-term equity ownership. Performance-based restricted stock vests, if at all, at the end of three years on January 1, 2018. Vesting for performance-based restricted stock is tied to our total shareholder return relative to other companies in the NAREIT All Equity REIT Index for the three-year period ending December 31, 2017. The Committee chose this comparator group to allow for performance assessments within our applicable industry group. Total Shareholder Return ("TSR") includes stock price appreciation plus dividends over the three-year period, with calculations for the Company and comparators based on ten-day average closing stock prices leading up to the start and end of the measurement period. Performance levels and corresponding award funding levels for 2015 performance-based restricted stock grants are summarized in the following table.

Performance Level	3-Year Relative TSR Positioning	% of Target Award Funded
Below Threshold	Below 33rd Percentile	0%
Threshold	33rd Percentile	50%
Target	50th Percentile	100%
Superior	75th Percentile or Above	200%

For performance-based restricted share grants, 50% of the corresponding target award opportunity is earned for threshold performance, 100% for target performance, and 200% for maximum performance. No performance-based shares are earned for results below the threshold level. Straight line interpolation is used to determine awards for results in between performance levels.

In setting long-term incentive award levels for 2015, the Committee considered resulting total compensation, including base salary, bonus awards, and long-term incentives compared against the Peer Group 50th and 75th percentile market values, to account for the Company's use of stretch performance goals. The number of shares of service-based restricted stock and performance-based restricted stock granted was based on the average closing share price of our Common Stock for ten days prior to the grant date ($41.445 per share). Accordingly, the Committee approved grants of service-based restricted stock and target grants of performance-based restricted stock to Messrs. Macnab (28,502 service-based and 28,502 performance-based shares), Whitehurst (14,767 service-based and 14,767 performance-based shares), Habicht (10,194 service-based and 10,194 performance-based shares), Bayer (6,852 service-based and 6,852 performance-based shares), and Tessitore (6,852 service-based and 6,852 performance-based shares) as shown in the Grants of Plan-Based Awards Table. The service-based restricted stock shall vest pro-rata in annual increments over a four-year period, and performance-based restricted stock shall vest at the end of the three-year period on January 1, 2018, to the extent earned.

Executive officers are entitled to receive dividends on unvested shares of service-based restricted stock. Dividends payable on performance-based restricted stock will accumulate and be payable to the executive officers only if and to the extent the shares vest. No tax gross ups shall be paid to the executive officers on any service-based restricted stock nor on any performance-based restricted stock.

In 2013, the executive officers were granted a performance-based restricted stock award as part of the 2013 executive compensation plan. Vesting for this award was tied to our total shareholder return relative to all Equity REITs in the NAREIT Index for the three-year period ending December 31, 2015. The Company’s total shareholder return during this period was in the 63.0 percentile compared to all Equity REITs in the NAREIT Index. The amounts earned from this award are included for our NEOs in the Summary Compensation Table below in column (g) despite the fact these awards were granted in 2013 as part of the 2013 executive compensation plan and earned over the past three years. As a result, executive officers earned approximately 152% of the target number of shares granted. These shares are included in the Outstanding Equity Awards at Fiscal Year End.

Benefits and Other Perquisites

We provide benefits to our executive officers under the National Retail Properties, Inc. Retirement Plan. We do not sponsor a defined benefit pension plan for our executive officers or any other associates. Our NEOs are eligible to receive, on the same basis as other associates, employer matching contributions under the plan. This allows our executive officers to save for retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers.

Our NEOs are also eligible to participate in the other employee benefit and welfare plans that the Company maintains on similar terms as associates who meet applicable eligibility criteria.

We do not consider perquisites to be a principal component of our executive officers’ compensation. Costs attributed to the perquisites and other personal benefits afforded to the named executive officers for the fiscal year ended December 31, 2015, are shown in the “Other Compensation” column of the Summary Compensation Table below.

We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.

Executive Compensation Tables

The following table shows total compensation paid or earned by the NEOs for the fiscal years ended December 31, 2015, 2014, and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig Macnab Chief Executive Officer	2015	$750,000	—	$2,490,624	—	$1,687,500	—	$14,332	$4,942,456
	2014	$735,000	—	$2,738,304	—	$1,653,750	—	$152,981	$5,280,035
	2013	$716,000	—	$2,467,414	—	$2,521,021	—	$156,959	$5,861,394

Julian E. Whitehurst President and Chief Operating Officer	2015	$510,000	—	$1,290,391	—	$879,750	—	$14,332	$2,694,473
	2014	$495,000	—	$1,405,072	—	$853,875	—	$81,524	$2,835,471
	2013	$479,000	—	$1,320,548	—	$1,334,025	—	$83,452	$3,217,025

Kevin B. Habicht Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer	2015	$422,500	—	$890,803	—	$728,813	—	$14,332	$2,056,448
	2014	$410,000	—	$969,845	—	$707,250	—	$76,557	$2,163,652
	2013	$397,000	—	$912,039	—	$1,108,275	—	$77,871	$2,495,185

Paul E. Bayer Executive Vice President and Chief Investment Officer	2015	$355,000	—	$598,785	—	$585,750	—	$13,852	$1,553,387
	2014	$335,000	—	$633,940	—	$552,750	—	$45,808	$1,567,498
	2013	$319,000	—	$586,261	—	$761,860	—	$46,733	$1,713,854

Christopher P. Tessitore, Executive Vice President and General Counsel	2015	$355,000	—	$598,785	—	$585,750	—	$13,660	$1,553,195
	2014	$335,000	—	$1,232,056	—	—	—	$45,616	$1,612,672
	2013	$319,000	—	$586,261	—	$761,860	—	$46,541	$1,713,662
__________

(1)
The amounts in column (e) represent the grant date fair value with respect to the fiscal year in accordance with FASB ASC Topic 718. Further information regarding the valuation of stock awards and any assumptions made can be found in Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. Assuming “maximum” performance is achieved for the 2015 grant results in the fair value provided in the table above.

(2)
The amounts in column (g) represent the annual incentive cash bonuses awarded to the NEOs, which are discussed under “Compensation Discussion and Analysis - Annual Incentive Compensation (Cash Incentive Bonus).”

(3)	The amounts in column (i) represent: (See discussion under Compensation and Discussion Analysis - Long-Term Incentive Compensation.)

•
reimbursement payments for taxes incurred in connection with the vesting of restricted stock awards granted prior to 2010 which vested during 2014 and 2013 ($138,949 and $142,927, respectively, for Mr. Macnab, $67,492 and $69,420, respectively, for Mr. Whitehurst, $62,525 and $64,319, respectively, for Mr. Habicht, $32,256 and $33,181, respectively, for Mr. Bayer, and $32,256 and $33,181, respectively for Mr. Tessitore). No tax reimbursements have been provided for vesting of restricted stock granted to executive officers since 2009;

•	the Company’s contribution to the Company’s 401(k) plan on behalf of each of the NEOs in an amount of $13,300 in 2015, $13,000 in 2014, and $13,000 in 2013; and

•
life insurance premiums paid by the Company with respect to life insurance for the benefit of the NEOs during 2015, 2014, and 2013, ($1,032, $1,032, and $1,032, respectively, for each of Messrs. Macnab and Whitehurst, $1,032, $1,032, and $552 for Mr. Habicht, respectively, and $552, $552, and $552, respectively, for Mr. Bayer, and $360, $360, and $360, respectively, for Mr. Tessitore).

The following table sets forth certain information with respect to grants of plan-based awards to the NEOs of the Company during or for the fiscal year ended December 31, 2015.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Craig Macnab	--	(1)	$562,500	$1,125,000	$1,687,500	—	—	—	—	—	—	—
	02/17/15	(2)	—	—	—	—	—	—	28,502	—	—	$1,168,582
	02/17/15	(3)	—	—	—	14,251	28,502	57,003	—	—	—	$1,168,582

Julian E. Whitehurst	--	(1)	$293,250	$586,500	$879,750	—	—	—	—	—	—	—
	02/17/15	(2)	—	—	—	—	—	—	14,767	—	—	$605,447
	02/17/15	(3)	—	—	—	7,383	14,767	29,533	—	—	—	$605,447

Kevin B. Habicht	--	(1)	$242,937	$485,875	$728,813	—	—	—	—	—	—	—
	02/17/15	(2)	—	—	—	—	—	—	10,194	—	—	$417,954
	02/17/15	(3)	—	—	—	5,097	10,194	20,388	—	—	—	$417,954

Paul E. Bayer	--	(1)	$195,250	$390,500	$585,750	—	—	—	—	—	—	—
	02/17/15	(2)	—	—	—	—	—	—	6,852	—	—	$280,932
	02/17/15	(3)	—	—	—	3,426	6,852	13,705	—	—	—	$280,932

Christopher P. Tessitore	--	(1)	$195,250	$390,500	$585,750	—	—	—	—	—	—	—
	02/17/15	(2)	—	—	—	—	—	—	6,852	—	—	280,932
	02/17/15	(3)	—	—	—	3,426	6,852	13,705	—	—	—	280,932

__________

(1)
The amounts shown in columns (c)-(e) reflect the annual incentive cash bonus potential under the Executive Compensation Program. The actual cash bonus amounts earned by each NEO in 2015 are included under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. For a detailed discussion, see “Compensation Discussion and Analysis - Annual Incentive Compensation (Cash Incentive Bonus)” above.

(2)
The amounts shown in column (i) reflect the service-based restricted stock issued under our Restricted Stock Plan in 2015. These shares are only subject to time-based vesting and vest 25% per year over a four-year period.

(3)
The amounts shown in columns (f), (g) and (h) reflect the performance-based stock grants issued under the Executive Compensation Program. The potential stock bonus is based on our Total Shareholder Return (“TSR”) performance relative to other REITs for the three-year period ending December 31, 2017. This performance-based stock award amount is determined in accordance with FASB ASC Topic 718, using a Monte Carlo simulation model.

The following table sets forth certain information with respect to equity awards outstanding as of December 31, 2015, for each of the NEOs. All shares are valued based on the Company’s closing stock price of $40.05 per share on December 31, 2015.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)
Craig Macnab	—	—	—	—	—	80,907	(1)	$3,240,325	(1)	64,242	(4)	$2,572,892
										70,885	(5)	$2,838,944
										57,003	(8)	$2,282,970
Julian E. Whitehurst	—	—	—	—	—	42,227	(2)	$1,691,191	(2)	34,382	(4)	$1,376,999
										36,373	(5)	$1,456,739
										29,533	(8)	$1,182,797
Kevin B. Habicht	—	—	—	—	—	29,150	(3)	$1,167,458	(3)	23,747	(4)	$951,067
										25,106	(5)	$1,005,495
										20,388	(8)	$816,539
Paul E. Bayer	—	—	—	—	—	19,144	(6)	$766,717	(6)	15,265	(4)	$611,363
										16,411	(5)	$657,261
										13,705	(8)	$548,885
Christopher P. Tessitore	—	—	—	—	—	36,083	(7)	$1,445,124	(7)	15,265	(4)	$611,363
										16,411	(5)	$657,261
										13,705	(8)	$548,885
__________

(1)	The service-based restricted shares vest as follows: 33,780 in 2016, 24,015 in 2017, 15,987 in 2018, and 7,125 in 2019.

(2)	The service-based restricted shares vest as follows: 17,761 in 2016, 12,536 in 2017, 8,239 in 2018, and 3,691 in 2019.

(3)	The service-based restricted shares vest as follows: 12,261 in 2016, 8,654 in 2017, 5,687 in 2018, and 2,548 in 2019.

(4)
The amounts shown in columns (i) and (j) reflect the “maximum” long-term performance-based stock issued on February 22, 2013. The amount of the performance-based stock that will vest is based on the Company’s TSR performance relative to other REITs for the three-year period ending December 31, 2015. For a detailed discussion of the long-term incentive compensation, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”

(5)
The amounts shown in columns (i) and (j) reflect the “maximum” long-term performance-based stock issued on February 12, 2014. The amount of the performance-based stock that will vest is based on the Company’s TSR performance relative to other REITs for the three-year period ending December 31, 2016 For a detailed discussion of the long-term incentive compensation, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”

(6)	The service-based restricted shares vest as follows: 7,995 in 2016, 5,672 in 2017, 3,764 in 2018, and 1,713 in 2019.

(7)	The service-based restricted shares vest as follows: 7,995 in 2016, 22,611 in 2017, 3,764 in 2018, 1,713 in 2019.

(8)
The amounts shown in columns (i) and (j) reflect the “maximum” long-term performance-based stock issued on February 17, 2015. The amount of the performance-based stock that will vest is based on the Company’s TSR performance relative to other REITs for the three-year period ending December 31, 2017. For a detailed discussion of the long-term incentive compensation, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”

The following table sets forth certain information with respect to stock options that were exercised and restricted and performance-based stock that vested during the fiscal year ended December 31, 2015.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Craig Macnab	--	--	103,890	$4,098,297
Julian E. Whitehurst	--	--	59,359	$2,345,111
Kevin B. Habicht	--	--	44,519	$1,760,861
Paul E. Bayer	--	--	31,816	$1,260,743
Christopher P. Tessitore	--	--	31,816	$1,260,743

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)(a)	Weighted average exercise price of outstanding options, warrants and rights (2)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	—	—	3,344,817

Equity compensation plans not approved by security holders	—	—	—

Total	—	—	3,344,817

(1)	Consists entirely of common shares authorized for issuance under the 2007 Performance Incentive Plan.

(2)	Excludes 19,307 restricted shares granted and 209,823 phantom shares credited under the Deferred Fee Plan for Directors. No exercise price is required to be paid upon the vesting of restricted shares.

Potential Payments Upon Termination or Change of Control

Effective December 1, 2008, the Company entered into new employment agreements with Messrs. Macnab, Whitehurst, Habicht, Bayer, and Tessitore, each as amended effective November 8, 2010, in order to comply with Section 409A of the Code. Each employment agreement is subject to automatic successive two-year renewals unless one party provides written notice to the other party of non-renewal 60 days prior to the expiration date of the agreement. The initial expiration date for each employment agreement was as follows: (a) May 16, 2011, for Mr. Macnab; (b) August 17, 2011, for Messrs. Habicht and Whitehurst; and (c) January 2, 2011, for Messrs. Bayer and Tessitore. Messrs. Macnab, Habicht, Whitehurst, Bayer, and Tessitore are collectively referred to herein as the “Executives” and each, an “Executive.” Each agreement contains severance provisions that provide for payment to the Executive upon the occurrence of certain events, including death or disability, termination by the Company for “cause” or by the Executive without “good reason,” termination by the Company without “cause” or by the Executive with “good reason,” and termination upon expiration of the employment agreement. In the event the Executive is unable to perform his job duties due to death or disability, each agreement provides for payment of his accrued salary, a prorated performance bonus and, for a period of one year following termination of the agreement due to death, health benefits under the

Company’s health plans and programs to the Executive’s dependents. In the event the Executive is terminated by the Company for “cause” or the Executive terminates his employment agreement without “good reason,” the Executive is entitled to his accrued salary and benefits prior to the date of termination.

Each agreement and the Executive Compensation Program also contain severance provisions that call for payment to the Executive of the following amounts in the event that he is terminated without “cause” or he resigns for “good reason”:

•	accrued and unpaid salary through the date of termination;

•
a cash payment equal to 200% (with respect to Messrs. Bayer and Tessitore), 250% (with respect to Messrs. Habicht and Whitehurst), and 300% (with respect to Mr. Macnab) of his respective annual salary;

•
a cash payment equal to 200% (with respect to Messrs. Bayer and Tessitore), 250% (with respect to Messrs. Habicht and Whitehurst), and 300% (with respect to Mr. Macnab) of his respective average bonus for the last three years of employment under the agreement;

•
immediate vesting of his service-based restricted stock awards, stock options and other equity awards, and all performance-based awards will be allowed to run their course to determine the performance level, and the executive officers will receive such award upon vesting;

•
for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•	in the event of such a termination upon or after a “change of control,” a prorated annual non-equity bonus at the target level for the year in which termination occurred.

Under each employment agreement and the Executive Compensation Program, in the event the agreement naturally terminates at the end of its term because the Company elects not to renew, the Executive will be entitled to the following severance payments:

•	accrued and unpaid salary through the date of termination;

•	a cash payment equal to 100% of his annual salary;

•
service-based restricted stock awards will accelerate on a pro rata amount based on the date of termination; and all performance-based units and restricted stock awards will be allowed to run their course to determine the performance level and the executive officers will receive a pro rata share based on the date of termination;

•
for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•	a prorated annual non-equity bonus at the target level for the year in which termination occurred.

In addition to the foregoing payments, each Executive will be entitled to gross-up payments to the extent such payments result in the imposition of excise tax, interest or penalties. The Committee does not intend to provide excise tax gross-up payments in any future employment agreements.

“Cause” is defined in each Executive’s agreement as the Executive’s:

•
conviction of (or pleading nolo contendere to) an indictment or information that is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment of information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;

•	the continued failure by Executive substantially to perform his duties or to carry out the lawful written directives of the Board of Directors;

•
material breach of a fiduciary duty, including disclosure of any conflicts of interest that are known to the Executive, or with reasonable diligence should be known, relating to Executive’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or

•	material breach of the non-competition and confidentiality clauses set forth in his employment agreement.

“Good reason” is defined in each agreement, unless otherwise consented to by Executive, as:

•	a material reduction in Executive’s position, authority, duties or responsibilities;

•	a reduction in the annual salary of Executive;

•	the relocation of Executive’s office to more than 50 miles from the Company’s principal place of business in Orlando, Florida;

•	the Company’s material breach of his employment agreement;

•	the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform his employment agreement; or

•	with respect to Mr. Macnab, a change in Executive’s reporting responsibilities such that he is no longer reporting directly to the Board of Directors.

“Change of control,” as defined in each agreement, means:

•
a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes (other than solely by reason of a repurchase of voting securities by the Company), the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s then total outstanding voting securities, provided, however, that in no event shall a change of control for purposes of each agreement be deemed to have arisen merely by virtue of a “person” or “group” having become a direct or indirect owner of Company securities (such that a change of control would otherwise have been deemed to have occurred), if the Executive is a member of such person or group; or

•
the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the Company are changed into or exchanged for voting securities of the surviving corporation and (ii) the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own immediately after such transaction 50% or more of the total outstanding voting power of the surviving corporation, or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

The amount of compensation payable to each Executive upon any termination is shown below. All estimates are based on an assumed termination date of December 31, 2015. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Termination Upon Death or Disability

Name	Salary (1)	Bonus	Early Vesting of Incentive Awards (2)	Other (3)	Total
Craig Macnab	$125,000	$1,125,000	$5,946,264	$14,332	$7,210,596
Julian E. Whitehurst	$85,000	$586,500	$3,108,040	$14,332	$3,793,872
Kevin B. Habicht	$70,417	$485,875	$2,145,719	$14,332	$2,716,343
Paul E. Bayer	$59,167	$390,500	$1,400,989	$13,852	$1,864,508
Christopher P. Tessitore	$59,167	$390,500	$2,079,396	$13,660	$2,542,723
__________

(1)	Payable in the case of death only and represents payment of two months of the Executive’s salary.

(2)	Represents early vesting of certain service-based and performance-based cash and/or stock awards.

(3)	Represents payment of health benefits for spouse and dependents of Executive for one year following the event of death.

Termination by the Company without Cause; Termination by Executive for Good Reason

Name	Severance Amount		Early Vesting of Incentive Awards (4)	Other (5)	Change of Control Payment (6)	Total
Craig Macnab	$6,933,750	(1)	$5,946,264	$14,332	$1,125,000	$14,019,346
Julian E. Whitehurst	$3,348,375	(2)	$3,108,040	$14,332	$586,500	$7,057,247
Kevin B. Habicht	$2,774,031	(2)	$2,145,719	$14,332	$485,875	$5,419,957
Paul E. Bayer	$1,788,000	(3)	$1,400,989	$13,852	$390,500	$3,593,341
Christopher P. Tessitore	$1,788,000	(3)	$2,079,396	$13,660	$390,500	$4,271,556
__________

(1)
Represents a cash payment of 300% of annual salary payable in equal installments over a 12-month period, and a cash payment of 300% of Mr. Macnab's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.

(2)
Represents a cash payment of 250% of annual salary payable in equal installments over a 12-month period, and a cash payment of 250% of Mr. Whitehurst's and Mr. Habicht's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.

(3)
Represents a cash payment of 200% of annual salary payable in equal installments over a 12-month period, and a cash payment of 200% of Mr. Bayer’s and Mr. Tessitore's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.

(4)
Represents early vesting of certain service-based and performance-based cash and/or stock awards. Certain awards that are to be paid based upon actual future performance were calculated assuming “target” performance. If “maximum” performance is achieved, the payout of early vesting would result in: Mr. Macnab - $8,652,162; Mr. Whitehurst - $4,524,929; Mr. Habicht - $3,124,020; Mr. Bayer - $2,035,341; and Mr. Tessitore - $2,713,748.

(5)	Represents payment of health benefits, health plans and other perquisites.

(6)	Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum if the Executive is terminated upon or following a change of control.

Termination upon Expiration of the Employment Agreement

Name	Severance Amount (1)	Early Vesting of Incentive Awards (2)	Other (3)	Bonus (4)	Total
Craig Macnab	$750,000	$5,477,831	$14,332	$1,125,000	$7,367,163
Julian E. Whitehurst	$510,000	$2,867,685	$14,332	$586,500	$3,978,517
Kevin B. Habicht	$422,500	$1,979,812	$14,332	$485,875	$2,902,519
Paul E. Bayer	$355,000	$1,292,548	$13,852	$390,500	$2,051,900
Christopher P. Tessitore	$355,000	$1,970,955	$13,660	$390,500	$2,730,115
__________

(1)	Represents cash payment of 100% of annual salary payable in equal installments over a 12-month period.

(2)	Represents early vesting of certain service-based and performance-based cash and/or stock awards.

(3)	Represents payment of health benefits, health plans and other perquisites for one year following termination.

(4)	Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, both filed with the SEC.

COMPENSATION COMMITTEE

Robert C. Legler, Chairman
Don DeFosset
David M. Fick
Edward J. Fritsch
Robert Martinez

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2015 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, we value the opinions of our stockholders and will consider those opinions and the vote outcome when making future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL III

RATIFICATION OF
ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2016, to review quarterly interim results and to perform other appropriate accounting services. We are requesting ratification of such appointment by the stockholders.

Ernst & Young LLP has acted as our independent registered public accounting firm for our two most recent fiscal years and our Audit Committee currently believes that we should continue our relationship with Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. In the event that the stockholders do not ratify this appointment by the requisite vote, the Audit Committee will reconsider its appointment of Ernst & Young LLP.

A representative of Ernst & Young LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

Fiscal 2015 and 2014 Audit Firm Summary. During the fiscal years ended December 31, 2015 and 2014, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees (1)	$1,270,166	$1,216,135
Audit Related Fees (2)	—	—
Total Audit and Audit Related Fees	1,270,166	1,216,135
Tax Fees (3)	73,391	32,600
All Other Fees	—	—
Total Fees	$1,343,557	$1,248,735

__________

(1)
Audit fees include the audit fee and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC (including those related to securities offerings). Aggregate fees billed by Ernst & Young LLP associated with the issuance of comfort letters to underwriters in connection with securities offerings amounted to $168,290 and $130,180 in 2015 and 2014, respectively.

(2)
Audit related fees consist of fees incurred for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.

(3)	Tax fees consist of fees for tax compliance services and consulting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants.

Prior to engagement of the independent accountants for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the services described above in the captions Audit Fees, Audit Related Fees and Tax Fees.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants.

For the fiscal years ended December 31, 2015 and 2014, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees and Tax Fees. For the fiscal year ended December 31, 2015, no hours expended on Ernst & Young LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Ernst & Young LLP.

Pursuant to our Audit Committee charter, the Audit Committee may delegate pre-approval authority to the chairman of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled meeting.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

SECURITY OWNERSHIP

The following table sets forth, as of February 29, 2016 (except as described in the footnotes), the number and percentage of outstanding shares of Common Stock beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company’s Common Stock, by each director and nominee, by each of the persons named in the Summary Compensation Table under “Executive Compensation,” above, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors. Unless otherwise noted below, the persons named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
The Vanguard Group, Inc. (1)	19,307,190	13.63%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(2)	12,208,752	8.62%
40 East 52nd Street New York, NY 10022
Cohen & Sterns, Inc.(3)	10,365,002	7.32%
280 Park Avenue New York, NY 10017
State Street Corporation(4)	11,703,558	8.26%
State Street Financial Center One Lincoln Street Boston, MA 02111
Paul E. Bayer(6)	181,641(7)	*(19)
450 South Orange Avenue, Suite 900 Orlando, FL 32801
Don DeFosset(5)	38,580(8)	*(19)
4221 West Boy Scout Blvd., Suite 1000 Tampa, FL 33607
David M. Fick(5)	23,942(9)	*(19)
13348 Full Measure Lane Pungoteague, VA 23422
Edward J. Fritsch(5)	20,320	*(19)
3100 Smoketree Court, Suite 600 Raleigh, NC 27604
Kevin B. Habicht(5)(6)	178,872(10)	*(19)
450 South Orange Avenue, Suite 900 Orlando, FL 32801
Stephen A. Horn, Jr.(6)	116,924(11)	*(19)
450 South Orange Avenue, Suite 900 Orlando, FL 32801
Ted B. Lanier(5)	93,325(12)	*(19)
1818 Windmill Drive Sanford, NC 27330
Robert C. Legler(5)	87,678(13)	*(19)
400 Beachview Drive, Penthouse North Vero Beach, FL 32963

Craig Macnab(5)(6)	540,832(14)	*(19)
450 South Orange Avenue, Suite 900 Orlando, FL 32801
Robert Martinez(5)	68,247(15)	*(19)
100 North Tampa Street, Suite 4100 Tampa, FL 33602
Sam L. Susser(5)	16,089(16)	*(19)
800 N. Shoreline Blvd., Suite 2200N Corpus Christi, TX 78401
Christopher P. Tessitore(6)	123,525(17)	*(19)
450 South Orange Avenue, Suite 900 Orlando, FL 32801
Julian E. Whitehurst(6)	299,816(18)	*(19)
450 South Orange Avenue, Suite 900 Orlando, FL 32801
All directors and executive officers as a group (13 persons)	1,789,791	—
(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)(17)(18)
__________

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2016, in which it was reported that as of December 31, 2014, the beneficial owner had sole power to vote or direct the voting of a combined 299,942 shares and the sole power to dispose of or to direct the disposition of a combined 19,097,936 shares.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2016, in which it was reported that as of December 31, 2015, the beneficial owner had sole power to vote or direct the voting of a combined 11,699,558 shares, and the sole power to dispose or to direct the disposition of a combined 12,208,752 shares.

(3)
This information is based solely on a Schedule 13G filed with the SEC on February 16, 2016, in which it was reported that as of December 31, 2015, the beneficial owner had sole or shared power to vote or direct the voting of a combined 5,551,347 shares and the sole shared power to dispose or to direct the disposition of 10,365,002 shares.

(4)
This information is based solely on a Schedule 13G filed with the SEC on February 16, 2016, in which it was reported that as of December 31, 2015, the beneficial owner had sole power to vote or direct the voting of a combined 0 shares, and the sole power to dispose or to direct the disposition of a combined 0 shares.

(5)	A director of the Company.

(6)	An executive officer of the Company.

(7)	Includes 61,096 restricted shares, 17,759 for which Mr. Bayer has sole voting power, 43,337 for which Mr. Bayer has no voting power.

(8)	Includes 26,569 phantom shares credited under the Deferred Fee Plan for Directors.

(9)	Includes 19,519 phantom shares credited under the Deferred Fee Plan for Directors.

(10)	Includes 92,944 restricted shares, 27,076 for which Mr. Habicht holds sole voting power, and 65,868 for which Mr. Habicht has no voting power.

(11)	Includes 85,711 restricted shares, 50,110 for which Mr. Horn has sole voting power, and 35,601 for which Mr. Horn has no voting power.

(12)	Includes 14,000 shares held by Mr. Lanier’s spouse, and 2,500 shares held in a trust in which Mr. Lanier is the sole Trustee and for which Mr. Lanier disclaims any beneficial ownership.

(13)	Includes 2,400 shares held by Mr. Legler’s spouse, and 83,278 phantom shares credited under the Deferred Fee Plan for Directors.

(14)	Includes 257,646 restricted shares, 74,671 for which Mr. Macnab has sole voting power, and 182,975 for which Mr. Macnab has no voting power. Also includes 42,435 shares held in a margin account.

(15)
Includes 6,125 shares held in trust in which Mr. Martinez is the sole Trustee and for which Mr. Martinez disclaims any beneficial ownership, and 44,172 phantom shares credited under the Deferred Fee Plan for Directors.

(16)	Includes 13,800 shares held in a family limited partnership, the general partner of which is controlled by Sam L. Susser, and 491 phantom shares credited under the Deferred Fee Plan for Directors.

(17)	Includes 78,035 restricted shares, 34,698 for which Mr. Tessitore has sole voting power, and 43,337 for which Mr. Tessitore has no voting power.

(18)	Includes 133,158 restricted shares, 38,728 for which Mr. Whitehurst has sole voting power, and 94,430 for which Mr. Whitehurst has no voting power.

(19)	Less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year and other information known to the Company, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions filed during fiscal year 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. The Audit Committee has adopted a written policy governing transactions with related parties. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed Proxy will vote thereon as he or they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING

Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2017 must be received at the Company’s office at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, no later than December 1, 2016.

Stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so by notice delivered to the Secretary of the Company. The proxy for the 2017 annual meeting will grant discretionary authority to vote with regard to nominations and proposals unless (a) notice is received by December 1, 2016, and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met. The Company requests that such stockholder notice set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors under the proxy rules of the SEC; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (c) as to the stockholder, (i) the name and address of such stockholder, (ii) the class or series and number of shares of stock of the Company which are owned beneficially and of record by such stockholder, and (iii) the date(s) upon which the stockholder acquired ownership of such shares.

ANNUAL REPORT

A copy of the 2015 Annual Report of the Company on Form 10-K, which contains all of the financial information (including the Company’s audited financial statements and financial statement schedules) and certain general information regarding the Company, may be obtained without charge by writing to Christopher P. Tessitore, Secretary, National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

NATIONAL RETAIL PROPERTIES, INC.
450 SOUTH ORANGE AVENUE, SUITE 900
ORLANDO, FL 32801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter the 16-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FURTHER SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by National Retail Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter the 16-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to National Retail Properties, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL RETAIL PROPERTIES, INC.

Vote on Directors

1.	To elect seven directors to serve until the next annual meeting of
	stockholders or until their successors shall have been elected or qualified.		For	Withhold	For All	To withhold authority to vote for any individual
			All	All	Except	nominee, mark “For All Except” and write the
nominee’s number on the line below.
	01) Don DeFosset 02) David M. Fick	05) Robert C. Legler 06) Craig Macnab	|_|	|_|	|_|
	03) Edward J. Fritsch	07) Sam L. Susser
04) Kevin B. Habicht

Vote On Proposals
						For	Against	Abstain
2.	Advisory vote to approve executive compensation.					|_|	|_|	|_|

3.	Ratification of the selection of the independent registered public accounting firm for 2016.					|_|	|_|	|_|
In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. The proxies are authorized in their discretion, to vote such shares upon any other business that may properly come before the meeting and all adjournments and postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
NATIONAL RETAIL PROPERTIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig Macnab, Kevin B. Habicht, and Christopher P. Tessitore, and any of them, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of common stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the annual meeting (including all adjournments thereof) of stockholders of National Retail Properties, Inc. (the “Meeting”) to be held on May 19, 2016, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is specified, the shares represented by this Proxy will be voted FOR each of Proposals I, II and III. In addition, the proxies may vote in their discretion on such other matters as may properly come before this Meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF NATIONAL RETAIL PROPERTIES, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.